Exhibit 2.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment (this “First Amendment”) to Agreement and Plan of Merger is made and entered into effective as of April 17, 2019, by and among (i) MTech Acquisition Corp., a Delaware corporation (“Purchaser”), (ii) MTech Acquisition Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Pubco”), (iii) MTech Purchaser Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Purchaser Merger Sub”), (iv) MTech Company Merger Sub LLC, a Colorado limited liability company and a wholly-owned subsidiary of Pubco (“Company Merger Sub”), (v) MTech Sponsor LLC, a Florida limited liability company, in the capacity as the Purchaser Representative under the Merger Agreement (as defined below) (the “Purchaser Representative”), (vi) MJ Freeway LLC, a Colorado limited liability company (the “Company”), and (vii) Jessica Billingsley, in the capacity as the Seller Representative under the Merger Agreement (as successor to Harold Handelsman, the “Seller Representative”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement.

WHEREAS, Purchaser, Pubco, Purchaser Merger Sub, Company Merger Sub, the Purchaser Representative, the Company and the Seller Representative are parties to that certain Agreement and Plan of Merger made and entered into as of October 10, 2018 (the “Original Agreement”); and

WHEREAS, the parties desire to amend the Original Agreement on the terms and conditions set forth herein (as amended, including by this First Amendment, the “Merger Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Merger Agreement, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.          Amendment Regarding Post-Closing Board of Directors. Section 5.16(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(a)          The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of eight (8) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) the three (3) individuals that are designated by Purchaser prior to the Closing (the “Purchaser Directors”), at least two (2) of whom shall qualify as an independent director under Nasdaq rules, and (ii) the five (5) individuals that are designated by the Company prior to the Closing (the “Company Directors”), at least three (3) of whom shall be required to qualify as an independent director under Nasdaq rules. Pursuant to the Amended Pubco Charter as in effect as of the Closing, the Post-Closing Pubco Board will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors, initially serving a one (1) year term, such term effective from the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) a second class of directors, the Class II Directors, initially serving a two (2) year term, such term effective from the Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) a third class of directors, the Class III Directors, serving a three (3) year term, such term effective from the Closing. One (1) Purchaser Director and two (2) Company Directors will be allocated to each class as of the Closing, except that the Class I Directors will include only one (1) Company Director and one (1) Purchaser Director. In accordance with the Amended Pubco Charter as in effect at the Closing, no director on the Post-Closing Pubco Board may be removed without cause. At or prior to the Closing, Pubco will provide each director with a customary public company director indemnification agreement.”

2.          Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Merger Agreement in the Merger Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Merger Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Merger Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 10.1 through 10.10, 10.12 and 10.13 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

{The remainder of this page is intentionally blank; the next page is the signature page.}

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Agreement and Plan of Merger as of the date first written above.

Purchaser:

MTECH ACQUISITION CORP.

By:	/s/Scott Sozio
Name: Scott Sozio
Title: Chief Executive Officer

Pubco:

MTECH ACQUISITION HOLDINGS INC.

By:	/s/Scott Sozio
Name: Scott Sozio
Title: President

Purchaser Merger Sub:

MTECH PURCHASER MERGER SUB INC.

By:	/s/Scott Sozio
Name: Scott Sozio
Title: President

Company Merger Sub:

MTECH COMPANY MERGER SUB LLC

By:	/s/Scott Sozio
Name: Scott Sozio
Title: President

The Purchaser Representative:

MTECH SPONSOR LLC, solely in the capacity as the Purchaser Representative hereunder

By:	/s/Scott Sozio
Name: Scott Sozio
Title: Authorized Signor

The Company:

MJ FREEWAY LLC

By:	/s/ Jessica Billingsley
Name: Jessica Billingsley
Title: Chief Executive Officer

The Seller Representative:

/s/ Jessica Billingsley
Jessica Billingsley, solely in the capacity as the Seller Representative